EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of (i) our report dated March 11, 2009 (January 22, 2010 as to the effects of the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 160, Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51 and Emerging Issues Task Force (“EITF”) 07-4, Application of the Two-Class Method under FASB Statement No. 128 to Master Limited Partnerships and the related disclosures in Note 2), relating to the consolidated financial statements and financial statement schedule of Genesis Energy, L.P. and subsidiaries (the “Partnership”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of SFAS No. 157, Fair Value Measurements, which established new accounting and reporting standards for fair value measurements of certain financial assets and liabilities and concerning the retrospective adjustments related to the adoption of SFAS No. 160 and EITF 07-4), appearing in the Current Report on Form 8-K of Genesis Energy, L.P. dated January 22, 2010 and (ii) our report dated March 11, 2009, relating to the effectiveness of the Partnership’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Genesis Energy, L.P. for the year ended December 31, 2008, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/    Deloitte & Touche LLP

Houston, Texas

January 22, 2010